Exhibit 99.2

Policy, Government and Public Affairs Chevron Corporation P.O. Box 6078 San Ramon, CA 94583-0778 www.chevron.com
News Release

Inge G. Thulin Elected to Chevron Board of Directors
San Ramon, Calif., Jan. 28, 2015 - Chevron Corporation (NYSE: CVX) announced that Inge G. Thulin has been elected to Chevron's board of directors effective Jan. 28, 2015. He will serve on the company's Board Nominating and Governance Committee and Management Compensation Committee.
John Watson, chairman of the board and chief executive officer of Chevron, said, "Mr. Thulin's well-established business leadership and his extensive international experience will be an asset to the board. We look forward to the important perspective he will offer."
Thulin, 61, is chairman of the board, president and chief executive officer of 3M Company. He has held this position since 2012. He joined the company in 1979 and held positions in sales and marketing in Sweden before moving into business-unit leadership positions within 3M Europe and Russia. In 2002 Thulin was named vice president, Europe and Middle East, before being named executive vice president, International Operations, in 2003. He was named executive vice president and chief operating officer in 2011. Thulin is a member of The Business Roundtable and the Council on Foreign Relations.  He holds degrees in marketing and economics from Gothenburg University in Sweden.
Chevron is one of the world's leading integrated energy companies, with subsidiaries that conduct business worldwide. The company's success is driven by the ingenuity and commitment of its employees and their application of the most innovative technologies in the world. Chevron is involved in virtually every facet of the energy industry. The company explores for, produces and transports crude oil and natural gas; refines, markets and distributes transportation fuels and other energy products; manufactures and sells petrochemical products; generates power and produces geothermal energy; and develops the energy resources of the future, including biofuels. Chevron is based in San Ramon, Calif. More information about Chevron is available at www.chevron.com.
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Contact:     Kurt Glaubitz, San Ramon    +1-925-790-6928